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                                                                  Exhibit (a)(7)

                                     Contact:  Leland Speed
                                               Chairman of the Special
                                               Committee of the
                                               Board of Directors
                                               (601) 354-3555

                  KLLM ANNOUNCES COMMENCEMENT OF TENDER OFFER

JACKSON, Miss. (June 2, 2000) -- The Board of Directors of KLLM Transport Services, Inc. (Nasdaq: KLLM) today announced the commencement of a tender offer by High Road Acquisition Subsidiary Corp. for all of the outstanding shares of common stock (together with the associated participating preferred stock purchase rights) of KLLM at a price of $8.05 net per share in cash. As previously announced on May 26, 2000, the tender offer is being made pursuant to a definitive merger agreement, dated as of May 25, 2000, by and among High Road Acquisition Subsidiary Corp., High Road Acquisition Corp. and KLLM. High Road Acquisition Corp. is a company formed by Jack Liles, KLLM's president and chief executive officer, and Bernard J. Ebbers and is the sole stockholder of High Road Acquisition Subsidiary Corp. The tender offer will expire at midnight New York City time on June 29, 2000, unless extended pursuant to the terms of the merger agreement.

KLLM is an irregular-route truckload carrier, specializing in providing high quality transportation services in North America. Operations include over-the-road long- and regional-haul transportation services for both temperature-controlled and dry commodities.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF KLLM. HIGH ROAD WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND KLLM WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY AMENDMENTS THAT MAY BE FILED SHOULD BE READ CAREFULLY BY KLLM STOCKHOLDERS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF KLLM, AT NO EXPENSE TO THEM, THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.
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